Summary Translation	Exhibit 4.69

Loan Agreement

Contract No. :ABC(2012)1011-1 13062020130000620

Borrower : Shijie Kaiyuan Auto Trade Co., Ltd.

Lender : Agricultural Bank of China, Shijiazhuang North City Branch

Signing Date : October 9, 2013

Loan Amount : RMB100,000,000

Length of maturity : From October 9, 2013 to March 16,2014

Use of Loan : Vehicle Purchase

Loan Interest : 6.16%

Date of Draft :October 9, 2013

Withdrawal Amount : RMB100,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date : March 16, 2014

Loan Guarantee : Guaranty of Pledge

- Shijie Kaiyuan Auto Trade Co., Ltd. make pledge account receivable to Agricultural Bank of China, Shijiazhuang North City Branch, with the contract no. ABC(2012)1011-8 2013100905